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                                                                      EXHIBIT 5
                      [O'MELVENY & MYERS LLP LETTERHEAD]

July 27, 2000

Digital Insight Corporation
26025 Mureau Road
Calabasas, California 91302

  Re:  Registration of Shares of Common Stock of Digital Insight Corporation

Ladies and Gentlemen:

  At your request, we have examined Amendment No. 2 to the Registration Statement on Form S-1, File No. 333-41196 (the "Registration Statement") of Digital Insight Corporation, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of up to 2,616,745 shares of Common Stock of the Company to be offered by the Company (the "Company Shares") and up to 1,983,255 shares of Common Stock of the Company to be offered by selling stockholders (the "Selling Stockholders Shares").

  In our capacity as your counsel, we have examined originals or copies of those corporate and other records and documents we considered appropriate.

  On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that, when the Board of Directors of the Company, or a duly constituted committee thereof, has taken all necessary corporate action to authorize and approve the issuance of the Company Shares and upon payment for and delivery of the Company Shares in accordance with the definitive underwriting agreement approved by the Board of Directors of the Company, the Company Shares will be validly issued, fully paid and non-assessable. The Selling Stockholders Shares are validly issued, fully paid and non-assessable.

  We hereby consent to the use of this opinion in the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Prospectus constituting part of the Registration Statement.

                                          Respectfully submitted,

                                          /s/ O'MELVENY & MYERS LLP